EXHIBIT 99.1
JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree that the Schedule 13G/A filed is filed on behalf of myself.

Date: 2025-02-06
 /S/ Zhengxu He
Name: ZHENGXU HE
Title: Mr.